Exhibit 99.1

Azenta Authorizes $250 Million Share Repurchase Program

BURLINGTON, Mass., December 10, 2025 /PRNewswire/ --Azenta, Inc. (Nasdaq: AZTA) today announced that its Board of Directors has approved a share repurchase program under which the company may repurchase up to $250 million of its outstanding common stock. The Repurchase Program is intended to enhance shareholder value and capitalize on undervaluation. Repurchases may be made from time to time through open market repurchases, privately negotiated transactions, or by other methods compliant with Rules 10b-18 and 10b5-1 of the Securities Exchange Act of 1934, subject to market and business conditions, applicable legal requirements, and other factors.

This authorization does not obligate Azenta to repurchase any specific dollar amount or number of shares, and repurchases may be commenced, suspended, modified, or discontinued at any time without prior notice. The Repurchase Program commenced on December 9, 2025, and continues until December 31, 2028, unless extended or terminated earlier by the Board.

“Our capital allocation strategy is grounded in four key levers — driving productivity and gross margin improvement, accelerating organic growth, pursuing strategic M&A with discipline, and returning capital to shareholders through share repurchases,” said John Marotta, President and Chief Executive Officer. “The share repurchase authorization reflects our deliberate use of these levers to enhance long-term shareholder value while maintaining strategic flexibility to invest in growth.”

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the share repurchase program and its potential benefits. Forward-looking statements are based on management’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could affect results include, among others, market conditions, business performance, stock price fluctuations, legal and regulatory requirements, and general economic conditions. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling life science organizations around the world to bring impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and multiomics services across areas such as drug development, clinical research, and advanced cell therapies for the industry's top pharmaceutical, biotech, academic, and healthcare institutions globally. Our global team delivers and supports these products and services through our industry-leading brands, including GENEWIZ, FluidX, Ziath, 4titude, Limfinity, Freezer Pro, and Barkey.

Azenta is headquartered in Burlington, MA, with operations in North America, Europe, and Asia. For more information, please visit www.azenta.com.

INVESTOR CONTACTS:

Yvonne Perron

Vice President, Financial Planning & Analysis, and Investor Relations

ir@azenta.com

Maria Isabel Cuartas

Manager, Investor Relations

ir@azenta.com